Exhibit 99.1

VIASYS Healthcare Inc. Reports Results and Announces Restructuring
Initiative

    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--July 29, 2004--VIASYS
Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter and six months ended July 3, 2004. All information is from continuing operations unless otherwise indicated.

    Second Quarter Results

    For the second quarter of 2004, revenues decreased 4.5% to $95.4 million from the comparable quarter in 2003. Operating income increased 1.1% to $11.1 million. Income from continuing operations after taxes increased 13.7% to $7.5 million and earnings per diluted share decreased to $.24 from $.25. The Company had 4.4 million, or 16.3%, more diluted weighted average shares outstanding in the second quarter of 2004 compared to the second quarter of 2003, which resulted in a decrease in earnings per diluted share of $.04. Foreign currency translation had a minimal impact on revenues for the quarter.
    Excluding the impact of restructuring expenses and income and expense related to litigation involving the commercialization of nitric oxide gas, operating income decreased 49.2% and income from continuing operations after taxes decreased 39.7%.(1) On the same basis, earnings per diluted share was $.13 in the second quarter of 2004 and $.25 in the second quarter of 2003.(1)

    Year-to-Date Results

    For the first six months of 2004, revenues decreased 1.3% to $190.9 million from the comparable period in 2003. Operating income decreased 27.9% to $15.4 million. Income from continuing operations after taxes decreased 20.0% to $10.2 million, or to $.32 per diluted share from $.48 per diluted share. The Company had 4.8 million, or 17.9%, more diluted weighted average shares outstanding in the first six months of 2004 compared to the first six months of 2003, which resulted in a decrease in earnings per diluted share of $.06. Foreign currency translation had a positive impact of 2.1% on revenues for the six months.
    Excluding the impact of restructuring expenses and income and expense related to litigation involving the commercialization of nitric oxide gas, operating income decreased 46.3% and income from continuing operations after taxes decreased 39.9%.(1) On the same basis, earnings per diluted share was $.24 in the first six months of 2004 and $.48 in the first six months of 2003.(1)

    Chairman and CEO Comments

    Randy Thurman, Chairman and CEO, commented on VIASYS' performance:
"First half revenues were relatively flat and income was negatively impacted by a number of factors. These factors include weak hospital sales of some existing products and delays in purchases as customers await our new products and upgrades scheduled for the second half of 2004. Net income for the six months was also affected by unfavorable sales mix and higher marketing and selling expenses.
    "Based on first and second quarter results, we believe that overall global demand in our primary business segments will be flat compared to 2003. Therefore, we now believe that our revenues and net income in 2004 will be essentially equal to 2003.
    "VIASYS remains a market leader in each of its primary business segments and we remain confident each segment has a positive long-term outlook. We have initiated a company-wide management action to lower our cost structure to bring expenses in line with the core businesses and enhance near and long-term profitability. We expect to incur a pre-tax restructuring charge of $9.0 million to $12.0 million, most of which will be recorded in the second half of 2004, and which we expect to recover through reduced costs in 2005. This charge includes severance for affected employees, facility closures and related costs. At the same time, we expect to continue investing in higher growth opportunities, such as sleep, clinical services, acute critical care and neurology.
    "Although we have experienced some negative business factors, each of our business units made significant progress in the quarter on initiatives expected to improve the long-term outlook.
    "Respiratory Technologies was negatively affected primarily by weakness in our sleep diagnostic business and delays in the initiation of several pharmaceutical trials in our Clinical Services business. We believe that these delays are a result of timing, and we remain confident in the long-term growth of this business. In the second quarter, we announced our new pulmonary function testing system, VMAX ENCORE, and a proprietary mask, LYRA, for the sleep therapy market. We believe these products will drive growth in this business unit in the second half of the year.
    "In our Critical Care business, we continue to see strong enthusiasm for our new products, the AVEA and VELA ventilators. These products have significantly increased market share in the quarter, and we expect this trend to continue. Margins also have improved compared to the second quarter of 2003 and the first quarter of 2004, and we expect margins will continue to improve for the remainder of 2004.
    "As part of our restructuring initiative, we are announcing the co-location by year-end of the U.S. commercial and manufacturing operations of the Critical Care and Respiratory Technologies business units. We expect co-location of these operations will have a positive impact on costs, productivity and margins.
    "In NeuroCare, strong performance in our audio, EMG and certain vascular product lines was offset by continued weakness in our EEG and IOM product lines and peripheral vascular high-end systems. The planned third quarter release of our new product lines for EEG, EMG and IOM has been met with significant enthusiasm. We believe first half revenues were negatively affected as customers delayed orders in anticipation of these new products. The three new products we expect to launch in the third quarter are: NicoletOne, a new EEG platform; VIKING QUEST, a major upgrade to our EMG line; and ENDEAVOR CR, an advanced portable IOM.
    "In addition, we separately announced today the acquisition of Taugagreining, hf., an innovator in advanced neurological EEG monitoring. We believe this acquisition, along with our new products, better positions NeuroCare for the future.
    "Our balance sheet continues to improve with the Company having virtually no debt, a significant cash position and strong cash flow from operations. Since our spin-off less than three years ago as a public company, we have made excellent progress in reducing costs, consolidating operations and identifying areas for new growth. We will continue to relentlessly focus on creating shareholder value through this next phase of restructuring, while utilizing our financial capacity for new growth and active pursuit of strategic alliances."

    Respiratory Technologies

    Revenues decreased 1.5% to $28.1 million in the second quarter of 2004 compared to the second quarter of 2003. This decrease was primarily due to lower domestic sales of sleep diagnostic systems and lower revenue in our Clinical Services business due to delays in the initiation of new clinical trials. Offsetting these items was the positive impact of foreign currency translation, which accounted for
2.4 percentage points of growth over the prior year's quarter. Operating income increased more than 100% in the quarter due mainly to the legal settlement with INO Therapeutics. This increase was partially offset by legal expenses incurred in obtaining the settlement and lower gross margins attributable to a change in product mix caused by the reduced revenues in our Clinical Services business.

    Critical Care

    Revenues decreased 2.0% to $32.8 million in the second quarter of 2004 compared to the second quarter of 2003. This decrease was largely due to significant international sales in the second quarter of 2003 related to the SARS epidemic of $3.1 million, which was largely offset by continued strong sales of the AVEA and VELA ventilators. Operating income decreased 10.0% in the quarter compared to the second quarter of 2003 due to our ongoing investment in our field sales and service organizations. The impact on operating income from second quarter 2003 sales related to the SARS epidemic was $1.0 million, which was largely offset by continued strong sales of the AVEA and VELA ventilators.

    NeuroCare

    Revenues decreased 16.3% to $19.4 million for the second quarter of 2004 compared to the second quarter of 2003. The sales decrease was primarily due to lower sales volume in our neurodiagnostic EEG and IOM product lines and peripheral vascular high-end systems. Operating income decreased more than 100% compared to the second quarter of 2003 mainly due to lower sales volume and pricing pressures on older product lines.

    Medical and Surgical Products

    Revenues increased 2.6% to $15.1 million in the second quarter of 2004 compared to the second quarter of 2003. This increase was primarily driven by an increase in sales in our medical disposables business. Operating income decreased 14.0% due to increased research and development expenses in support of two new products.

    Corporate Expenses

    Corporate expenses increased by $0.3 million in the second quarter of 2004 over the comparable quarter of 2003 primarily due to increased expenses for internal and external audits in order to comply with the provisions of the Sarbanes-Oxley Act of 2002.

    Net Income

    Net income, including discontinued operations, was $7.5 million or $.24 per diluted share in the second quarter of 2004 and $6.6 million or $.24 per diluted share in the second quarter of 2003.

    VIASYS Healthcare, Inc. will host an earnings release conference call on Thursday, July 29, 2004, at 5:00 PM EDT. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 4943400.

    VIASYS Healthcare Inc. is a global, research-based medical technology company focused in respiratory, neurocare and medical and surgical products. VIASYS products, including VMAX ENCORE, LYRA, AVEA, VELA, NicoletOne, VIKING QUEST and ENDEAVOR CR, are marketed under well-recognized brand names such as SENSORMEDICS, BIRD, BEAR, NICOLET, JAEGER and EME, all of which are registered trademarks or unregistered trademarks as to which VIASYS asserts trademark protection. VIASYS is headquartered in Conshohocken, PA. More information can be found at http://www.viasyshealthcare.com.

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of Private Securities Litigation Reform Act of 1995 regarding, among other things, global demand for our products, our expectations regarding revenues and net income for the full year, our prospects for continued growth, the impact of our anticipated restructuring and our recovery of the associated costs, our growth in the clinical service business, increases in market share and margins for AVEA and VELA, our expectations for new product introductions, and our outlook for our businesses. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the implementation of the company's restructuring plans, timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, timing and effectiveness of the co-location of business segments, integration of the Company's recent acquisition, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation, and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 3, 2004, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    (1) These measures are not calculated under generally accepted accounting principles (GAAP). In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                                   Three Months  Three Months
                                       Ended         Ended
                                   July 3, 2004  June 28, 2003 Change
                                   ------------- ------------- -------
Operating Income from Continuing
 Operations                         $    11,055   $    10,940    1.1%

Restructuring Charges                       221             -

Litigation Expenses (a)                     284             -

Litigation Settlement (b)                (6,000)            -
                                   ------------- -------------
Adjusted Operating Income from
 Continuing Operations              $     5,560   $    10,940  (49.2%)
                                   ============= =============

Income from Continuing Operations   $     7,545   $     6,637   13.7%

Restructuring Charges (net of
 income taxes of ($78))                     143             -

Litigation Expenses (net of income
 taxes of ($101)) (a)                       183             -

Litigation Settlement (net of
 income taxes of $2,130) (b)             (3,870)            -
                                   ------------- -------------
Adjusted Income from Continuing
 Operations                         $     4,001   $     6,637  (39.7%)
                                   ============= =============

Diluted Earnings per Share from
 Continuing Operations              $      0.24   $      0.25

Restructuring Charges per Share               -             -

Litigation Expenses per Share (a)          0.01             -

Litigation Settlement per Share (b)       (0.12)            -
                                   ------------- -------------

Adjusted Earnings per Share         $      0.13   $      0.25
                                   ============= =============

(a) In the second quarter of 2004, the Company incurred legal fees in conjunction with the Company's suit against INO
        Therapeutics regarding nitric oxide gas.

(b) In the second quarter of 2004, the Company settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                                    Six Months    Six Months
                                       Ended        Ended
                                   July 3, 2004 June 28, 2003  Change
                                   ------------ ------------- --------
Operating Income from
 Continuing Operations              $   15,421   $    21,391   (27.9%)

Restructuring Charges                      483             -

Litigation Expenses (a)                  1,585             -

Legal Settlement (b)                    (6,000)            -
                                   ------------ -------------
Adjusted Operating Income from
 Continuing Operations              $   11,489   $    21,391   (46.3%)
                                   ============ =============

Income from Continuing Operations   $   10,223   $    12,781   (20.0%)

Restructuring Charges (net of
 income taxes of ($171))                   312             -

Litigation Expenses (net of  income
 taxes of ($563)) (a)                    1,022             -

Litigation Settlement (net of
 income taxes of $2,130) (b)            (3,870)            -
                                   ------------ -------------
Adjusted Income from Continuing
 Operations                         $    7,687   $    12,781   (39.9%)
                                   ============ =============

Diluted Earnings per Share from
 Continuing Operations              $     0.32   $      0.48

Restructuring Charges per Share           0.01             -

Litigation Expenses per Share (a)         0.03             -

Litigation Settlement per Share (b)      (0.12)            -
                                   ------------ -------------

Adjusted Earnings per Share         $     0.24   $      0.48
                                   ============ =============

(a) During the six months ended July 3, 2004, the Company incurred legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas.

(b) In the second quarter of 2004, the Company settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.


                                                 Three Months Ended
                                               -----------------------
Consolidated Statements of Income                    (unaudited)
(In Thousands, Except Per Share Amounts)
                                                  July 3,    June 28,
                                                   2004        2003

Revenues                                        $  95,354   $  99,825

Costs and Operating (Income) Expenses:
 Cost of revenues                                  52,025      52,700
 Selling, general and administrative expenses      32,122      29,876
 Research and development expenses                  5,931       6,309
 Restructuring costs                                  221           -
 Legal settlement                                  (6,000)          -
                                               ----------- -----------
                                                   84,299      88,885

                                               ----------- -----------
Operating Income                                   11,055      10,940
                                               ----------- -----------
Interest Income (Expense), net                        184        (316)
Other Income (Expense), net                           459        (172)
                                               ----------- -----------

Income from Continuing Operations Before
 Provision for Income Taxes                        11,698      10,452
Provision for Income Taxes                         (4,153)     (3,815)
                                               ----------- -----------
Income from Continuing Operations                   7,545       6,637
Loss from Discontinued Operations (net of tax)          -         (71)
                                               ----------- -----------
Net Income                                      $   7,545   $   6,566
                                               =========== ===========
Earnings (loss) per Share:
  Basic:
     Continuing Operations                            .25         .25
     Discontinued Operations                            -           -
                                               ----------- -----------
                                                $     .25   $     .25
                                               =========== ===========
  Diluted:
     Continuing Operations                            .24         .25
     Discontinued Operations                            -        (.01)
                                               ----------- -----------
                                                $     .24   $     .24
                                               =========== ===========
Weighted Average Shares Outstanding:
  Basic                                            30,781      26,549

  Diluted                                          31,541      27,128


                                                   Six Months Ended
                                                 ---------------------
Consolidated Statements of Income                     (unaudited)
(In Thousands, Except Per Share Amounts)
                                                  July 3,    June 28,
                                                   2004        2003

Revenues                                         $ 190,943  $ 193,508

Costs and Operating (Income) Expenses:
 Cost of revenues                                  105,757    102,943
 Selling, general and administrative expenses       62,955     55,944
 Research and development expenses                  12,327     13,230
 Restructuring costs                                   483          -
 Legal settlement                                   (6,000)         -
                                                 ---------- ----------
                                                   175,522    172,117

                                                 ---------- ----------
Operating Income                                    15,421     21,391
                                                 ---------- ----------
Interest Income (Expense), net                         280       (719)
Other Income (Expense), net                            149       (544)
                                                 ---------- ----------
Income from Continuing Operations Before
 Provision for Income Taxes                         15,850     20,128
Provision for Income Taxes                          (5,627)    (7,347)
                                                 ---------- ----------
Income from Continuing Operations                   10,223     12,781
Loss  from Discontinued Operations (net of tax)          -     (1,270)
                                                 ---------- ----------
Net Income                                       $  10,223  $  11,511
                                                 ========== ==========
Earnings (loss) per Share:
  Basic:
     Continuing Operations                             .33        .48
     Discontinued Operations                             -       (.04)
                                                 ---------- ----------
                                                 $     .33  $     .44
                                                 ========== ==========
  Diluted:
     Continuing Operations                             .32        .48
     Discontinued Operations                             -       (.05)
                                                 ---------- ----------
                                                 $     .32  $     .43
                                                 ========== ==========
Weighted Average Shares Outstanding:
  Basic                                             30,672     26,416

  Diluted                                           31,523     26,744


VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)
                                  Three Months Ended Six Months Ended
                                   ----------------- -----------------
                                    July 3, June 28,  July 3, June 28,
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------

   Respiratory Technologies
            Domestic                13,560   13,952   26,356   25,731
            International           14,525   14,559   29,771   30,191
                                   -------- -------- -------- --------
              Total                 28,085   28,511   56,127   55,922
                                   -------- -------- -------- --------


   Critical Care
            Domestic                15,026   14,748   30,675   27,446
            International           17,805   18,739   34,885   35,134
                                   -------- -------- -------- --------
              Total                 32,831   33,487   65,560   62,580
                                   -------- -------- -------- --------


NeuroCare
            Domestic                12,759   15,093   25,060   29,090
            International            6,597    8,040   14,923   16,706
                                   -------- -------- -------- --------
              Total                 19,356   23,133   39,983   45,796
                                   -------- -------- -------- --------


Medical and Surgical Products
            Domestic                12,125   12,425   23,463   25,279
            International            2,957    2,269    5,810    3,931
                                   -------- -------- -------- --------
              Total                 15,082   14,694   29,273   29,210
                                   -------- -------- -------- --------


Total VIASYS Continuing Operations
    Domestic                        53,470   56,218  105,554  107,546
    International                   41,884   43,607   85,389   85,962
                                   -------- -------- -------- --------
    Total                           95,354   99,825  190,943  193,508
                                   ======== ======== ======== ========

    CONTACT: VIASYS Healthcare Inc., Conshohocken
             Martin P. Galvan, 610-862-0800